October 14, 2020

The Bank of New York Mellon

4400 Computer Drive

Westborough, MA 01581

Attn: Christy Westbrooks, Asset Servicing Client Service Director

Re: Hong Kong – China – Stock Connect Service

Dear Christy:

Reference is made to the certain Custody Agreement between Causeway Capital Management Trust (“Client”) and The Bank of New York Mellon (“Custodian”) dated October 19, 2001 (“Custody Agreement”). Reference is further made to that Letter Supplement to the Custody Agreement dated March 9, 2018 relating to Hong Kong – China – Connect Services (“Letter Supplement”).

The Client wishes to add Causeway Concentrated Equity Fund to Appendix A of the Letter Supplement effective October 30, 2020. Such Letter Supplement is hereby amended by deleting Appendix A in its entirety and substituting therefor the Appendix A attached hereto.

Except as set forth herein, the Letter Supplement is hereby ratified and confirmed and remains in full force and effect.

This Letter shall constitute an Amendment to the Letter Supplement.

Agreed and Accepted:

By:	/s/ Gracie V. Fermelia
Name:	Gracie V. Fermelia
Title:	President

For and on behalf of Causeway Capital Management Trust

Causeway Funds

P.O. Box 219085

Kansas City, MO 64121-1759

www.causewayfunds.com

Acknowledged:

By:
The Bank of New York Mellon

www.causewayfunds.com

Appendix A

Effective as of October 30, 2020

Causeway Emerging Markets Fund

Causeway International Opportunities Fund

Causeway International Small Cap Fund

Causeway Global Value Fund

Causeway International Value Fund

Causeway Concentrated Equity Fund

www.causewayfunds.com